Exhibit 21


Subsidiaries of the Registrant

During fiscal 1995, the company had the following subsidiaries, all of which are included in the consolidated financial statements incorporated in this report:

	AKOM, Ltd., a Cayman Islands, B.W.I. corporation (100% owned)

	Dominion Stores, Inc., a Virginia corporation (100% owned)

	Tultex International, Inc., a Virginia corporation (100% owned)

	Logo 7, Inc., a Virginia corporation (100% owned) Virginia

	Universal Industries, Inc., a Massachusetts corporation (100% owned)

	Tultex Canada, Inc., a Canadian corporation (100% owned)